CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion, in this Form S – 1/A, of Restoration Industries, Inc., for the years ended December 31, 2011 and 2010, of our audit of the financial statements of Restoration Industries, Inc. for the year ended December 31, 2011.  Our report dated April 23, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the inclusion of our name in the Experts Section of this form S-1/A.

/s/ Hood & Associates CPAs, P.C.

Certified Public Accountants

July 10, 2012